QuickLinks -- Click here to rapidly navigate through this document
Filed pursuant to Rule 433 Registration No. 333-146056 January 10, 2008

Canadian Natural Resources Limited

Pricing Term Sheet

Issuer:	Canadian Natural Resources Limited
Preliminary Ratings:	Baa2 (stable)/BBB/BBB (high) (negative)
Security Type:	SEC Registered
	Notes Due 2013	Notes Due 2018	Notes Due 2039
Size:	$400,000,000	$400,000,000	$400,000,000
Maturity:	02/01/2013	02/01/2018	02/01/2039
Coupon:	5.15%	5.90%	6.75%
Price:	99.971%	99.675%	99.853%
Yield to Maturity:	5.156%	5.943%	6.761%
Spread:	+200 basis points	+205 basis points	+230 basis points
Benchmark Treasury:	UST 3.625% due 12/31/2012	UST 4.250% due 11/15/2017	UST 4.750% due 02/15/2037
Treasury Yield/Price:	3.156% (102-04+)	3.893% (102-28+)	4.461% (104-22+)
Settlement Date:	1/17/2008	1/17/2008	1/17/2008
Interest Payment Dates:	2/1 & 8/1 commencing 8/1/2008	2/1 & 8/1 commencing 8/1/2008	2/1 & 8/1 commencing 8/1/2008
Make-Whole Call:	T+30 basis points	T+30 basis points	T+35 basis points
Bookrunners:	Citigroup Global Markets Inc. / Banc of America Securities LLC / Deutsche Bank Securities Inc. / J.P. Morgan Securities Inc.
Lead Manager:	RBC Capital Markets Corporation
Co-Managers:	Scotia Capital (USA) Inc. / CIBC World Markets Corp. / BMO Capital Markets Corp. / BNP Paribas Securities Corp. / Lazard Capital Markets LLC / Fortis Securities LLC / SG Americas Securities, LLC / Daiwa Securities America Inc. / Mizuho International plc

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Banc of America Securities LLC toll free at 1-800-294-1322, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

QuickLinks

Canadian Natural Resources Limited Pricing Term Sheet